As filed with the Securities and Exchange Commission on April 1, 2019

Registration No. 333-220352

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-220352

UNDER

THE SECURITIES ACT OF 1933

DOW INC.

(Exact name of registrant as specified in its charter)

Delaware	30-1128146
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

THE DOW CHEMICAL COMPANY

(Exact name of registrant as specified in its charter)

Delaware	38-1285128
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2211 H.H. Dow Way

Midland, MI 48674

(989) 636-1000

(Name, address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

The Dow Chemical Company Elective Deferral Plan

(Full Title of the Plan)

Amy E. Wilson, Esq.

Dow Inc.

2211 H.H. Dow Way

Midland, MI 48674

(989) 636-1000

(Name, address, including zip code, and telephone number, including area code, of agents for service)

Copies to:

Michael J. Aiello, Esq.

Sachin Kohli, Esq.

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

(212) 310-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Dow Inc.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Dow Chemical Company

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Deferred Compensation and Matching Contributions	N/A (1)	N/A	N/A	N/A(2)

(1)

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statement on Form S-8 (File No. 333-220352) originally filed by The Dow Chemical Company (“TDCC”) to register $100,000,000 in deferred compensation obligations of TDCC under The Dow Chemical Company Elective Deferral Plan (the “Plan”) is being filed to add Dow Inc. (“Dow”), the parent company of TDCC, as a registrant based on Dow becoming a joint obligor with TDCC with respect to such obligations. This Post-Effective Amendment does not register any additional amount of deferred compensation obligations.

(2)	The registration fee in respect of the deferred compensation obligations was previously paid by TDCC at the time of filing the original Registration Statement on Form S-8.

EXPLANATORY NOTE

On April 1, 2019, DowDuPont Inc. completed the spin-off of its materials science business by way of a pro-rata distribution of all of the then-issued and outstanding shares of common stock of Dow Inc., a Delaware corporation (“Dow”). In connection with the spin-off, Dow became the direct parent company of The Dow Chemical Company, a Delaware corporation (“TDCC” and, together with Dow, each a “Registrant” and, collectively, the “Registrants”) and is the “successor issuer” to TDCC pursuant to Rule 15d-5 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

On September 5, 2017, TDCC filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-8 (File No. 333-220352) (as amended from time to time, the “Registration Statement”), to register an aggregate principal of $100,000,000 of unsecured obligations of TDCC to pay deferred compensation and accumulated tax-deferred earnings thereon to designated employees of TDCC and certain of its affiliates and subsidiaries in accordance with the terms of The Dow Chemical Company Elective Deferral Plan. In connection with the spin-off, TDCC amended and restated The Dow Chemical Company Elective Deferral Plan (as so amended and restated, the “Elective Deferral Plan”), and the obligation to make such payments became a joint obligation of TDCC and Dow. The Registrants are filing this post-effective amendment to the Registration Statement (the “Post-Effective Amendment”) to add Dow as a registrant based on its obligation to make such deferred payments under the Elective Deferral Plan and to include the Elective Deferral Plan (as amended and restated) as an exhibit to the Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the employee benefit plan information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to Participants (as defined below) as specified by Rule 428 under the Securities Act. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant will furnish to the Commission or its staff a copy of any or all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed with the Commission by the Registrants pursuant to the Exchange Act are hereby incorporated in this Post-Effective Amendment by reference and shall be deemed to be a part hereof (except for any portions of Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission):

a)

Dow’s registration statement on Form 10 (File No. 001-38646), as initially filed on September 7, 2018, as amended by Amendment No. 1 on October 19, 2018, Amendment No. 2 on November 19, 2018, Amendment No. 3 on February 12, 2019, and Amendment No. 4 on March 8, 2019 (as amended, the “Form 10”).

b)	Dow’s Current Reports on Form 8-K filed on March 13, 2019 and April 1, 2019.

c)	TDCC’s annual report on Form 10-K for the fiscal year ending December 31, 2018, filed on February 11, 2019.

d)	TDCC’s Current Report on Form 8-K filed on March 13, 2019.

In addition to the foregoing, all documents subsequently filed by the Registrants pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Post-Effective Amendment, and prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered hereunder have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part of the Registration Statement from the date of filing of such documents (unless expressly incorporated into the Registration Statement, any portions of a Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission subsequent to the date hereof shall not be incorporated by reference into this Registration Statement).

Any statement contained in a document which is incorporated by reference in the Registration Statement will be deemed modified or superseded for purposes of the Registration Statement to the extent that a statement contained in the Registration Statement or incorporated by reference in the Registration Statement or in any document that a Registrant files after the date of this Post-Effective Amendment that also is incorporated by reference in the Registration Statement modifies or supersedes the prior statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement.

Subject to the foregoing, all information appearing in the Registration Statement is qualified in its entirety by the information appearing in the documents incorporated by reference in the Registration Statement.

Item 4.	Description of Securities.

The Elective Deferral Plan provides designated employees (each, a “Participant”) of TDCC and certain of its affiliates and subsidiaries, including Dow (each, a “Participating Company”), with an opportunity to defer a portion of their compensation and accumulate tax-deferred earnings thereon (the “deferred compensation”). A brief description of the deferred compensation under the Elective Deferral Plan and the Registrants’ obligations with respect thereto follows. The following description is qualified by reference to the text of the Elective Deferral Plan, which is attached as Exhibit 4.1 hereto, is incorporated herein by reference and is controlling in the event of any discrepancy:

The Elective Deferral Plan allows a Participant to elect to defer a specified portion of his or her base salary and performance awards (i.e., amounts paid in cash as annual incentive bonuses). Each Participant’s deferred compensation will be mingled with the general funds of TDCC, but will be credited to a notional bookkeeping account(s) in the Participant’s name. Earnings, gains and losses will accrue on a Participant’s deferred compensation on a tax-deferred basis based on the investment benchmarks selected by the Participant for the measurement of returns from the benchmark methods available under the Elective Deferral Plan. There is no trading market for the Registrants’ deferred compensation obligations.

The Elective Deferral Plan is an unfunded plan and each Participant is an unsecured general creditor of TDCC with respect to his or her deferred compensation and benefits under the Elective Deferral Plan. All deferred compensation obligations are payable from the general assets of the Participating Companies. The deferred compensation obligations are subject to the risk of TDCC’s corporate insolvency as well as any liens, security interests or claims of the Registrants’ respective creditors (provided, that, to the extent an affiliate or subsidiary of TDCC was required under the terms of the Elective Deferral Plan to make payments or contributions with respect to a Participant’s account balance, that affiliate or subsidiary will be secondarily liable for the payment of any deferred compensation to a Participant). In the event TDCC (and any other affiliate or subsidiary that made payments or contributions under the Elective Deferral Plan) is unable to make such payments, Dow will be liable for such obligations out of the assets of Dow and its consolidated subsidiaries, taken as a whole. There is no limitation under the Elective Deferral Plan on the Registrants’ rights to issue senior debt or other securities.

Participants may elect to receive distributions of their deferred compensation under the Elective Deferral Plan while the Participant is employed at a Participating Company (either as a lump sum in a specific future year or in annual or monthly installment payments over a period of 2 to 15 years beginning in a specific future year) or at separation from service (either in a lump sum upon separation from service or the first anniversary thereof or in annual or monthly payments over a period of 2 to 15 years beginning at separation from service or the first anniversary thereof). Upon death or long-term disability, any deferred compensation not previously paid out will be paid in a lump sum to a Participant’s designated beneficiary or to the Participant, respectively. Participants may also elect to receive a lump sum payment of their deferred compensation in connection with a change of control under the terms of the Elective Deferral Plan. Distributions triggered by separations from service to Participants who are specified employees under section 409A of the Internal Revenue Code cannot commence until at least 6 months after separation from service.

Subject to certain limitations, amounts deferred by Participants under the Elective Deferral Plan are also eligible for matching contributions by TDCC. The matching contributions will be deemed to be invested in the investment benchmarks in the same proportion as the Participant’s deferred compensation and distributed at the same time and in the same form as the Participant’s other deferred compensation.

Other than to a beneficiary in the event of death or to an alternate payee under a domestic relations order, Participants may not commute, sell, assign, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey the deferred compensation in advance of the receipt of the payment thereof, and such deferred compensation is unassignable and non-transferable.

The board of directors of Dow has the right to amend, modify or partially or completely terminate the Elective Deferral Plan at any time, provided that such amendment or termination does not result in any retroactive reduction of a Participant’s deferred compensation account balance, including previous earnings or losses, as of the date of such amendment or termination. The board of directors of Dow is authorized to delegate certain of these responsibilities.

As the plan sponsor, Dow has the authority to designate the administrators of the Elective Deferral Plan. The Vice President of Human Resources or Global Benefits Director of Dow or TDCC also may appoint persons to assist in administering the Elective Deferral Plan. As described in the Elective Deferral Plan, these administrators have the sole and absolute discretion to interpret the Elective Deferral Plan and determine all other matters that might arise under the terms of the Elective Deferral Plan. The administrators’ decisions are final and binding on all Participants. The deferred compensation benefits are not convertible into any other security of the Registrants. No trustee has been appointed to take action with respect to the deferred compensation and each Participant will be responsible for enforcing his or her own rights with respect to the deferred compensation, such rights being no greater than other unsecured general creditors of the Registrants.

Item 5.	Interest of Named Experts and Counsel.

Amy E. Wilson, the General Counsel and Corporate Secretary of Dow and TDCC, whose legal opinion is filed as Exhibit 5.1 hereto, does not participate in the Elective Deferral Plan and owns less than 0.1% of the common stock of Dow.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

Dow’s Amended and Restated Certificate of Incorporation, a copy of which is filed as Exhibit 3.1 hereto and incorporated herein by reference, and Amended and Restated Bylaws, a copy of which is filed as Exhibit 3.2 hereto and incorporated herein by reference, as well as TDCC’s Amended and Restated Bylaws, a copy of which is filed as Exhibit 3.4 hereto and incorporated herein by reference, contain provisions that provide for the indemnification of officers and directors to the fullest extent as is permitted by the laws of the State of Delaware, as may be amended from time to time.

As permitted by Section 102(b)(7) of the DGCL, Dow’s Amended and Restated Certificate of Incorporation and TDCC’s Seventh Amended and Restated Certificate of Incorporation, a copy of which is filed as Exhibit 3.3 hereto and is incorporated herein by reference, contain a provision eliminating the personal liability of their respective directors to the corporation or any stockholder of the corporation for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL, as may be amended from time to time.

Dow maintains liability insurance for itself and its directors and officers to provide protection for claims based on alleged breaches of fiduciary duty or other wrongful acts committed or allegedly committed by Dow’s directors and/or officers, whether or not Dow has the power to indemnify the person under the DGCL.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

For the list of exhibits, see the Exhibit Index to this Post-Effective Amendment, which is incorporated in this item by reference.

Item 9.	Undertakings.

(a) Each of the undersigned Registrants hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Each of the undersigned Registrants hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

3.1*	Amended and Restated Certificate of Incorporation of Dow Inc.

3.2*	Amended and Restated Bylaws of Dow Inc.

3.3	Seventh Amended and Restated Certificate of Incorporation of The Dow Chemical Company (incorporated by reference to Exhibit No. 3.1 to TDCC’s Current Report on Form 8-K, filed with the Commission on September 1, 2017).

3.4	Amended and Restated Bylaws of The Dow Chemical Company (incorporated by reference to Exhibit No. 3.2 to TDCC’s Current Report on Form 8-K, filed with the Commission on September 1, 2017).

4.1*	The Dow Chemical Company Elective Deferral Plan (Post 2004) (amended and restated effective as of April 1, 2019).

5.1*	Opinion of Counsel.

23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Ankura Consulting Group, LLC.

23.3*	Consent of Counsel (included in its opinion filed as Exhibit 5.1 hereto).

24*	Powers of Attorney (included as part of the signature page hereto).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Midland, Michigan, on April 1, 2019.

DOW INC.

By:	/s/ Ronald C. Edmonds
	Name:	Ronald C. Edmonds
	Title:	Controller and Vice President of Controllers and Tax

THE DOW CHEMICAL COMPANY

By:	/s/ Ronald C. Edmonds
	Name:	Ronald C. Edmonds
	Title:	Controller and Vice President of Controllers and Tax

POWER OF ATTORNEY

BE IT KNOWN BY THESE PRESENTS: That each person whose name is signed hereto has made, constituted and appointed, and does hereby make, constitute and appoint James R. Fitterling, Howard I. Ungerleider, Ronald C. Edmonds and Amy E. Wilson his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution for him or her and his or her name, place and stead, in any and all capacities to sign this Post-Effective Amendment to the Registration Statement on Form S-8 and any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitutes, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James R. Fitterling	Chief Executive Officer and Director of Dow Inc.	April 1, 2019
James R. Fitterling	(Principal Executive Officer of Dow Inc.)

/s/ Howard I. Ungerleider	President and Chief Financial Officer of Dow Inc.	April 1, 2019
Howard I. Ungerleider	(Principal Financial Officer of Dow Inc.)

/s/ Ronald C. Edmonds	Controller and Vice President of Controllers and Tax of Dow Inc.	April 1, 2019
Ronald C. Edmonds	(Principal Accounting Officer of Dow Inc.)

/s/ Jeff M. Fettig	Non-Executive Chairman of the	April 1, 2019
Jeff M. Fettig	Board of Directors of Dow Inc.

/s/ Ajay Banga	Director of Dow Inc.	April 1, 2019
Ajay Banga

/s/ Jacqueline K. Barton	Director of Dow Inc.	April 1, 2019
Jacqueline K. Barton

/s/ James A. Bell	Director of Dow Inc.	April 1, 2019
James A. Bell

/s/ Wesley G. Bush	Director of Dow Inc.	April 1, 2019
Wesley G. Bush

/s/ Richard K. Davis	Director of Dow Inc.	April 1, 2019
Richard K. Davis

/s/ Jacqueline C. Hinman	Director of Dow Inc.	April 1, 2019
Jacqueline C. Hinman

/s/ Ruth G. Shaw	Director of Dow Inc.	April 1, 2019
Ruth G. Shaw

/s/ Daniel W. Yohannes	Director of Dow Inc.	April 1, 2019
Daniel W. Yohannes

POWER OF ATTORNEY

BE IT KNOWN BY THESE PRESENTS: That each person whose name is signed hereto has made, constituted and appointed, and does hereby make, constitute and appoint James R. Fitterling, Howard I. Ungerleider, Ronald C. Edmonds and Amy E. Wilson his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution for him or her and his or her name, place and stead, in any and all capacities to sign this Post-Effective Amendment to the Registration Statement on Form S-8 and any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitutes, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James R. Fitterling	Chief Executive Officer and Director of The Dow Chemical Company	April 1, 2019
James R. Fitterling	(Principal Executive Officer)

/s/ Howard I. Ungerleider	President, Chief Financial Officer and Director of The Dow Chemical Company	April 1, 2019
Howard I. Ungerleider	(Principal Financial Officer)

/s/ Ronald C. Edmonds	Controller and Vice President of Controllers and Tax of The Dow Chemical Company	April 1, 2019
Ronald C. Edmonds	(Principal Accounting Officer)